June 26, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K of TFS Capital Investment Trusts' Form N-SAR dated June 26, 2013, and have the following comments:

1. We agree with the statements made in paragraphs 1 to 4.
2. We have no basis on which to agree or disagree with the statements made in paragraph 5

Yours truly,